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                                                                    Exhibit 99.4

                       FORM OF CENTURY AFFILIATE LETTER

                              ____________, 2001


Century Bancshares, Inc.
1275 Pennsylvania Avenue, N.W.
Washington, DC 20004
Attention: Dale Phelps,
           Chief Financial Officer

United Bankshares, Inc.
514 Market Street
Parkersburg, WV 26101
Attention: Steven Wilson,
           Chief Financial Officer

Ladies and Gentlemen:

          I have been advised that I may be deemed to be, but do not admit that I am, an "affiliate" of Century Bancshares, Inc. a Delaware corporation ("Century"), as that term is defined in Rule 145 promulgated by the Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, as amended (the "Securities Act"). I understand that pursuant to the terms of the Agreement and Plan of Reorganization, dated as of June 14, 2001 (the "Agreement"), by and between United Bankshares, Inc., a West Virginia corporation ("United") and Century, Century plans to merge with and into a wholly-owned subsidiary of United (the "Merger").

          I further understand that as a result of the Merger, I may receive shares of common stock, par value $2.50 per share, of United ("United Stock")
(i) in exchange for shares of common stock, par value $1.00 per share, of Century ("Century Stock") or (ii) as a result of the exercise of Rights (as defined in the Agreement).

          I have carefully read this letter and reviewed the Agreement and discussed their requirements and other applicable limitations upon my ability to sell, transfer, or otherwise dispose of United Stock and Century Stock, to the extent I felt necessary, with my counsel or counsel for Century.

          I represent, warrant and covenant with and to United that in the event I receive any United Stock as a result of the Merger:

          1. I shall not make any sale, transfer, or other disposition of such United Stock unless (i) such sale, transfer or other disposition has been registered under the Securities Act, (ii) such sale, transfer or other disposition is made in conformity with the provisions of Rule 145 under the Securities Act (as such rule may be amended from time to time), or (iii) in the opinion of counsel in form and substance reasonably satisfactory to United, or under a "no-action" letter obtained by me from the staff of the SEC, such sale, transfer or other disposition will not violate or is otherwise exempt from registration under the Securities Act.

          2. I understand that United is under no obligation to register the sale, transfer or other disposition of shares of United Stock by me or on my behalf under the Securities Act or to take any other action necessary in order to make compliance with an exemption from such registration available.
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          3.   I understand that stop transfer instructions will be given to
United's transfer agent with respect to shares of United Stock issued to me as a result of the Merger and that there will be placed on the certificates for such shares, or any substitutions therefor, a legend stating in substance:

               "The shares represented by this certificate were issued in a transaction to which Rule 145 promulgated under the Securities Act of 1933 applies. The shares represented by this certificate may be transferred only in accordance with the terms of a letter agreement, dated June 14, 2001, between the registered holder hereof and United Bankshares, Inc., a copy of which agreement is on file at the principal offices of United Bankshares, Inc."

          4. I understand that, unless transfer by me of the United Stock issued to me as a result of the Merger has been registered under the Securities Act or such transfer is made in conformity with the provisions of Rule 145(d) under the Securities Act, United reserves the right, in its sole discretion, to place the following legend on the certificates issued to my transferee:

               "The shares represented by this certificate have not been registered under the Securities Act of 1933 and were acquired from a person who received such shares in a transaction to which Rule 145 under the Securities Act of 1933 applies. The shares have been acquired by the holder not with a view to, or for resale in connection with, any distribution thereof within the meaning of the Securities Act of 1933 and may not be offered, sold, pledged or otherwise transferred except in accordance with an exemption from the registration requirements of the Securities Act of 1933."

               It is understood and agreed that the legends set forth in paragraphs (3) and (4) above shall be removed by delivery of substitute certificates without such legends if I shall have delivered to United (i) a copy of a "no action" letter from the staff of the SEC, or an opinion of counsel in form and substance reasonably satisfactory to United, to the effect that such legend is not required for purposes of the Act, or (ii) evidence or representations satisfactory to United that the United Stock represented by such certificates is being or has been sold in conformity with the provisions of Rule 145(d).

               I further understand and agree that this letter agreement shall apply to all shares of Century Stock and United Stock that I am deemed to beneficially own pursuant to applicable federal securities law.


                              Very truly yours,


                              By ____________________________________
                              Name:
                              Title:
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Accepted this ____ day of
_______________, 2001.


CENTURY BANCSHARES, INC.


By ___________________________
Name:  Joseph S. Bracewell
Title: President and Chief Executive Officer